Putnam Arizona Tax Exempt Income Fund, November 30, 2015, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				   671
Class B		  		    10
Class C		    		    26
Class M		     	            14

72DD2

Class Y		    		    38

73A1

Class A			      0.142407
Class B			      0.113178
Class C	      	              0.106123
Class M	      	              0.129288


73A2

Class Y			      0.152486

74U1

Class A				 4,684
Class B				    87
Class C				   249
Class M				   110

74U2

Class Y				   252

74V1

Class A				  9.19
Class B				  9.18
Class C				  9.20
Class M				  9.21


74V2

Class Y				  9.20

60A and 60B

The fund is currently operating as a diversified fund. In the future, the fund may operate as a nondiversified fund to the extent permitted by applicable law. Under current law, shareholder approval would be required before the fund could operate as a nondiversified fund.

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.